Exhibit 5.1

June 25, 2020

Kitov Pharma Ltd.

One Azrieli Center, Round Building

Tel Aviv, Israel

Ladies and Gentlemen:

Kitov Pharma Ltd., a public company organized under the laws of the State of Israel (the “Company), has requested our opinion with respect to certain matters in connection with the registered direct offering by the Company (the “Offering”) of:

(A)	38,888,892 American Depositary Shares (the “ADSs”), each ADS representing one (1) ordinary share of the Company, no par value per share (the “Ordinary Shares”);

(B)	19,444,446 warrants to purchase up to 19,444,446 ADSs, at an exercise price of $0.90 per ADS (the “Ordinary Warrants”; and the ADSs issuable upon exercise of the Ordinary Warrants, the “Ordinary Warrant ADSs”); and,

(C)	1,944,445 registered warrants (the “Placement Agent Warrants” and, together with the Ordinary Warrants, the “Warrants”) to purchase up to 1,944,445 ADSs, at an exercise price of $1.125 per ADS (the “Placement Agent Warrant ADSs” and, together with the Ordinary Warrant ADSs, the “Warrant ADSs”) to be issued to H.C. Wainwright & Co., LLC (the “Placement Agent”) as compensation for its services, all pursuant to a registration statement on Form F-3 (Registration Statement No. 333-235327) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated December 2, 2020 (the “Base Prospectus”) and the final prospectus supplement dated June 23, 2020 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Final Prospectus Supplement”).

The ADSs, the Warrants and the Warrant ADSs are collectively referred to as the “Securities.” The ADSs will be issued pursuant to a Deposit Agreement dated as of November 25, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, Base Prospectus, or the Final Prospectus Supplement, other than as to the validity of the Ordinary Shares underlying the ADSs and the Warrant ADSs, as set forth below. In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Base Prospectus and the Final Prospectus Supplement, the Company’s Amended and Restated Articles of Association, resolutions of the Board of Directors which have heretofore been approved and relate to the Offering and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and/or necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; and (iv) the legal capacity of all natural persons. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, (i) upon payment to the Company of the consideration in such amount and form as agreed between the Company and the investors, the Ordinary Shares underlying the ADSs, when issued and sold in the Offering as described in the Final Prospectus Supplement, will be validly issued, fully paid and non-assessable, and (ii) the Ordinary Shares underlying the Warrant ADSs, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor as agreed between the holders of the Warrants, in accordance with and in the manner described in the Final Prospectus Supplement and the applicable Warrants, will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

a.	We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

b.	The opinions set forth herein are made as of the date hereof, are based solely on our understanding of facts in existence as of such date after the examination described in this opinion, and are subject to, and may be limited by, future changes in the factual matters set forth herein. We undertake no duty and disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

c.	The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

d.	This opinion is being rendered solely for use in connection with the registration of the Securities and the offer, sale and issuance of the Securities, pursuant to the Final Prospectus Supplement, and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent.

e.	You have informed us that you intend to issue the Warrant ADSs from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Warrant ADSs you will afford us an opportunity to review the operative documents pursuant to which such Warrant ADSs are to be issued (including any applicable prospectus or prospectus supplement) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Warrant ADSs.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Report on Form 6-K to be filed with the Commission on or about June 25, 2020, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Final Prospectus Supplement included in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the ADSs. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Law Office of Avraham Ben-Tzvi, Adv.

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